Exhibit 10.7

AMERIGAS PROPANE, INC.

2010 LONG-TERM INCENTIVE PLAN

ON BEHALF OF AMERIGAS PARTNERS, L.P.

PHANTOM UNIT GRANT LETTER

This PHANTOM UNIT GRANT, dated as of January 17, 2012 (the “Date of Grant”), is delivered by AmeriGas Propane, Inc. (the “Company”) to R. Paul Grady (the “Participant”).

RECITALS

WHEREAS, the AmeriGas Propane, Inc. 2010 Long-Term Incentive Plan on Behalf of AmeriGas Partners, L.P. (the “Plan”) provides for the grant of Phantom Units (“Phantom Units”) with respect to common units of AmeriGas Partners, L.P. (“APLP”);

WHEREAS, the Plan has been adopted by the Board of Directors of the Company and approved by the common unit holders of APLP (“Unitholders”);

WHEREAS, a Phantom Unit is a hypothetical unit that represents the value of one common unit of APLP (“Common Unit”);

WHEREAS, the Compensation/Pension Committee of the Board of Directors of the Company (“Committee”) has decided to grant Phantom Units to the Participant on the terms described below.

NOW, THEREFORE, the parties to this Grant Letter, intending to be legally bound hereby, agree as follows:

1. Grant of Phantom Units. Subject to the terms and conditions set forth in this Grant Letter and in the Plan, the Company hereby grants to the Participant 14,000 Phantom Units. The Phantom Units are contingently awarded and will be earned and payable if and to the extent that the conditions of this Grant Letter are met.

2. Vesting. The Participant shall earn the right to payment of the Phantom Units according to the following vesting schedule, if the Participant is employed by the Company or an Affiliate (as defined in the Plan) on the applicable vesting dates:

(a) 20% of the Phantom Units will vest on January 12, 2013.

(b) 80% of the Phantom Units will vest on January 12, 2014.

The vesting of the Phantom Units shall be cumulative, but shall not exceed 100% of the Phantom Units.

3. Termination of Employment. Unless the Committee determines otherwise, if the Participant’s employment with the Company and its Affiliates terminates for any reason, all unvested Phantom Units will be forfeited.

4. Payment with Respect to Phantom Units. When the Phantom Units vest, the Company shall pay to the Participant whole Common Units equal to the number of Phantom Units that have become vested on the vesting date. Payment shall be made within 30 business days after the vesting date.

5. Distribution Equivalents with Respect to Phantom Units

(a) Distribution Equivalents (as defined in the Plan) shall accrue with respect to the Phantom Units and shall be payable subject to the same vesting and other terms as the Phantom Units to which they relate. Distribution Equivalents shall be credited with respect to the Phantom Units from the Date of Grant until the payment date of the Phantom Units (or until they are forfeited). If and to the extent that the underlying Phantom Units are forfeited, all related Distribution Equivalents shall also be forfeited.

(b) While the Phantom Units are outstanding, the Company will keep records of Distribution Equivalents in a bookkeeping account for the Participant. On each payment date for a distribution paid by APLP on its Common Units, the Company shall credit to the Participant’s account an amount equal to the Distribution Equivalents associated with the Phantom Units held by the Participant on the record date for the distribution. No interest will be credited to any such account. Vested Distribution Equivalents will be paid in cash at the same time and on the same terms as the underlying vested Phantom Units are paid.

6. Withholding. All payments under this Grant Letter are subject to applicable tax withholding, and the Participant shall be required to pay to the Company, or make other arrangements satisfactory to the Company to provide for the payment of, any federal (including FICA), state, local or other taxes that the Company is required to withhold with respect to the payments under this Grant Letter. Applicable taxes shall be withheld from all cash payments under this Grant Letter. Unless the Committee determines otherwise, the Company’s tax withholding obligation with respect to payments in Common Units shall be satisfied by having Common Units withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities.

7. Change of Control. If a Change of Control (as defined in the Plan) occurs, the Participant shall become vested in the outstanding Phantom Units and Distribution Equivalents, and the Committee may take such actions as it deems appropriate pursuant to the Plan.

8. Grant Subject to Plan Provisions and Company Policies.

(a) This grant is made pursuant to the Plan and the terms and conditions established by the Committee with respect to the Plan, both of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and payment of Phantom Units are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) the registration, qualification or listing of the Common Units, (ii) adjustments pursuant to Section 5(c) of the Plan and (iii) other requirements of applicable law. The Committee shall have the authority to interpret and construe the grant pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

(b) This Phantom Unit grant and all Common Units issued pursuant to this Phantom Unit grant shall be subject to the UGI Corporation Stock Ownership Policy as adopted by the Board of Directors of the Company and any applicable clawback and other policies implemented by the Board of Directors of the Company, as in effect from time to time.

(c) No reduction shall be made to amounts payable under this Grant Letter by reason of Section 4.01(e) of the AmeriGas Propane, Inc. Senior Executive Employee Severance Plan or the AmeriGas Propane, Inc. Executive Employee Severance Plan, as applicable.

9. No Employment or Other Rights. The grant of Phantom Units shall not confer upon the Participant any right to be retained by or in the employ or service of the Company and shall not interfere in any way with the right of the Company to terminate the Participant’s employment or service at any time. The right of the Company to terminate at will the Participant’s employment or service at any time for any reason is specifically reserved.

10. No Unitholder Rights. Neither the Participant, nor any person entitled to exercise the Participant’s rights in the event of the Participant’s death, shall have any of the rights and privileges of a Unitholder with respect to the Common Units related to the Phantom Units, unless and until certificates for Common Units have been issued to the Participant or successor.

11. Assignment and Transfers. The rights and interests of the Participant under this Grant Letter may not be sold, assigned, encumbered or otherwise transferred. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Grant Letter may be assigned by the Company without the Participant’s consent.

12. Compliance with Code Section 409A. Notwithstanding the other provisions hereof, this Grant Letter is intended to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended, if applicable, or an exception. Any reference to a Participant’s termination of employment shall mean a Participant’s “separation from service,” as such term is defined under section 409A. For purposes of section 409A, each payment of compensation under this Grant Letter shall be treated as a separate payment. Notwithstanding anything in this Grant Letter to the contrary, if the Participant is a “key employee” under section 409A and if payment of any amount under this Grant Letter is required to be delayed for a period of six months after separation from service pursuant to section 409A, payment of such amount shall be delayed as required by section 409A and shall be paid within 10 days after the end of the six-month period. If the Participant dies during such six-month period, the amounts withheld on account of section 409A shall be paid to the personal representative of the Participant’s estate within 60 days after the date of the Participant’s death.

13. Applicable Law. The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflicts of laws provisions thereof.

14. Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the Corporate Secretary at the Company’s headquarters, and any notice to the Participant shall be addressed to such Participant at the current address shown on the payroll of the Company, or to such other address as the Participant may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

Signature page to follow

IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest this Grant Letter, and the Participant has executed this Grant Letter, effective as of the Date of Grant.

AmeriGas Propane, Inc.

Attest

By:
Assistant Secretary		Vice President-Law and General Counsel

I hereby acknowledge receipt of the Plan and the Terms and Conditions incorporated herein. I accept the Phantom Units described in this Grant Letter, and I agree to be bound by the terms of the Plan, including the Terms and Conditions, and this Grant Letter. I hereby further agree that all the decisions and determinations of the Committee shall be final and binding on me and any other person having or claiming a right under this grant.

Participant